Amendments to Incentive Plan

Add a new paragraph II(d) as follows:

II.      DEFINITIONS

         (d) A "Change of Control" shall be deemed to have occurred if, as a result of a single transaction or a series of transactions, (A) and "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation owed, directly or indirectly, by the stockholders of the Company (including any nominee corporation that holds shares of the Company on behalf of the beneficial owners of such corporation), in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding securities; or (B) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

Add a new paragraph VIII(i) as follows:

VIII.  OTHER TERMS AND CONDITIONS

         (i) Unless provided to the contrary in any Award, all Awards heretofore or hereafter issued under the Plan shall vest in full upon a Change of Control.